Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the holding company for West End Bank, S.B. (the “Bank”), announced net income of $1.8 million for the year ended December 31, 2015, an increase of $423,000, or 29.8%, from net income of $1.4 million for the year ended December 31, 2014. Basic earnings per share increased to $1.58 for the year ended December 31, 2015, up from $1.12 at December 31, 2014, this increase was due mainly to the increase to net income and the repurchase of 223,000 shares throughout the 2015 fiscal year. The increase in net income resulted primarily from increases in net interest income of $831,000 and a decrease to the provision to loan losses of $192,000, offset by an increase to noninterest expense of $240,000, and an increase in income tax expense of $293,000.

For the year ended December 31, 2015, net interest income increased $831,000, or 8.1%, to $11.1 million from $10.3 million for the year ended December 31, 2014. The increase was primarily due to an increase in interest income on loans of $1.3 million to $12.1 million from $10.8 million offset by a decrease in interest on securities of $356,000 to $673,000 from $1.0 million, an increase in interest expense on deposits of $71,000 to $1.3 million from $1.2 million, and an increase in the cost of borrowings of $64,000 to $462,000 from $398,000.

Provision for loan losses was $1.5 million for the year ended December 31, 2015, compared to $1.7 million for the year ended December 31, 2014, a decrease of $192,000, or 11.3%. The decrease to the provision was based on management’s analysis of the loan portfolio composition, charge off trends and qualitative factors.

For the year ended December 31, 2015, noninterest expense increased $240,000, or 2.9%, to $8.4 million, from $8.1 million for the year ended December 31, 2014. The increase was due primarily to a $154,000 increase in salaries and employee benefits, a $31,000 increase in ATM charges, a $31,000 increase in advertising expense, partially offset by a $12,000 decrease in occupancy expense. Salaries and employee benefits increased due to an increase in expenses related to the management reward program and other normal annual salary increases and payouts under our benefits plans.

The provision for income taxes was $991,000 for 2015 compared to $698,000 for 2014, reflecting an increase in pretax income. Our effective tax rate was 34.9% for 2015 compared to 32.9% for 2014.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Total assets increased $11.7 million, or 4.5%, to $271.0 million at December 31, 2015, from $259.4 million at December 31, 2014. The increase was a result of increases to loans, loans held for sale, fixed assets, other assets, and interest receivable, partially offset by decreases in cash and cash equivalents, investment securities classified as available for sale, and Federal Home Loan Bank stock.

Cash and cash equivalents decreased $3.0 million, or 30.7%, to $6.8 million at December 31, 2015 from $9.9 million at December 31, 2014. Securities classified as available for sale decreased $14.4 million, or 33.9%, to $28.1 million at December 31, 2015 from $42.5 million at December 31, 2014 with proceeds from sales and normal cash flow utilized to fund loan growth. Federal Home Loan Bank stock decreased to $1.3 million from $1.5 million, and other assets increased to $4.3 million at December 31, 2015 from $3.3 million at December 31, 2014.

Net loans increased $25.8 million, or 13.4%, to $218.0 million at December 31, 2015 from $192.2 million at December 31, 2014. Commercial and industrial non-real estate loans increased $3.8 million to $14.1 million from $10.3 million, and commercial and multi-family real estate loans increased $8.2 million, or 20.8%, to $47.7 million from $39.5 million. One to four-family residential loans decreased $1.0 million, or 1.5% to $61.0 million from $61.9 million and second mortgages and equity lines of credit increased $896,000, or 19.4%, to $5.5 million from $4.6 million. The most significant growth was the consumer loan portfolio which increased $14.9 million, or 20.3%, to $88.5 million from $73.6 million. Additionally, direct consumer loans increased $1.9 million to $15.4 million from $13.5 million, and indirect loans increased $13.1 million to $73.2 million from $60.1 million.

Deposits increased $11.5 million, or 5.7%, to $215.3 million from $203.7 million year to year. Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $943,000 to $106.7 million at December 31, 2015 from $105.8 million at December 31, 2014, and certificates and other time deposits increased $10.6 million to $108.6 million from $98.0 million at these dates.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $3.0 million, or 12.5%, to $27.0 million at December 31, 2015 from $24.0 million at December 31, 2014.

Total stockholders’ equity decreased $3.0 million, or 10.0%, to $27.4 million at December 31, 2015 from $30.4 million at December 31, 2014. The decrease was a result of stock repurchases of $5.0 million, cash dividends of $273,000, offset in part by net income of $1.8 million, and changes to equity accounts as a result of distributed or recognized shares from the ESOP and stock based compensation plans.

	December 31,
	2015 (Unaudited)	2014
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 271,023	$ 259,354
Total cash and cash equivalents	6,837	9,862

Investment in available for sale securities, at fair value	28,101	42,539
Loans held for sale	1,668	50
Loans, net	218,009	192,195
Bank-owned life insurance	5,279	5,152
Federal Home Loan Bank of Indianapolis, at cost	1,323	1,497
Deposits	215,278	203,730
Borrowings	27,000	24,000
Total Equity	27,404	30,449

ASSET quality ratios:

Nonperforming loans to total loans	1.83%	1.35%
Nonperforming assets to total assets	1.84%	1.18%
Net charge-offs (recoveries) to average loans outstanding	0.80%	1.17%
Allowance for loan losses to non-performing loans	54.44%	74.03%
Allowance for loan losses to total loans	1.00%	1.00%

	December 31,
	2015 (Unaudited)	2014
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$ 12,874	$ 11,908
Interest expense	1,743	1,608
Net Interest income	11,131	10,300
Provision for loan losses	1,507	1,699
Net interest income after provision for loan losses	9,624	8,601
Noninterest income	1,588	1,655
Noninterest expense	8,380	8,140
Income before income tax expense	2,832	2,116
Income tax expense	991	698
Net income	1,841	1,418

Basic earnings per share	$ 1.58	$ 1.12
Diluted earnings per share	1.57	1.12
Dividends per share	0.24	0.24